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                                                                    Exhibit 99.2

PRESS RELEASE
                           PIEDMONT NATURAL GAS ELECTS
                   FRANK B. HOLDING, JR. TO BOARD OF DIRECTORS

CHARLOTTE, NC - At its regular quarterly meeting today, the Board of Directors of Piedmont Natural Gas elected Frank B. Holding, Jr., of Raleigh, NC to the Board of the Company.

Mr. Holding is President of First Citizens Bank of Raleigh, North Carolina. He also serves on the Board of Trustees of Blue Cross/Blue Shield of North Carolina, the Boards of Directors of the Greater Raleigh Chamber of Commerce, the Baptist Retirement Homes of North Carolina, Triangle FCA (Fellowship of Christian Athletes) and as a of Trustee of Providence Baptist Church in Raleigh.

His previous Board service includes North Carolina Natural Gas Corporation (today a division of Piedmont Natural Gas), Wake Medical Center, WTVI Public Broadcasting Authority, Charlotte Merchants Association, American Heart Association Mecklenburg Chapter and North Carolina Global Transpark Authority. He has served as Chairman of the Boards of Mecklenburg Chapter, NC Veterinary Medical Foundation and of the Economic Development Council of the Charlotte Chamber of Commerce. He has also served as Chairman of the WTVI Auction and on the Community Advisory Council of The Junior League of Raleigh.

Mr. Holding received his BA degree from the University of North Carolina - Chapel Hill and his MBA from The Wharton School of the University of Pennsylvania.

About Piedmont Natural Gas
Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 920,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 57,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas and propane marketing, interstate natural gas storage, intrastate transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

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